Exhibit 99-B.10 – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 24, 2006, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and to the use of our report dated March 22, 2006, with respect to the statements of assets and liabilities of Variable Annuity Account C of ING Life Insurance and Annuity Company as of December 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post-Effective Amendment No. 43 to the Registration Statement (Form N-4 No. 333-01107) and the related Prospectus and Statement of Additional Information of Variable Annuity Account C of ING Life Insurance and Annuity Company.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 12, 2006